Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 4, 2004 (except for matters disclosed in Note 1, paragraphs 2 and 4, Note 2 (k), and Notes 14 and 15, as to which the date is December 9, 2004), with respect to the consolidated financial statements of Tejas Incorporated and Subsidiaries included in the Annual Report (Form 10-K) for the year ended December 31, 2003, in the Registration Statement (Form S-1) and related Prospectus of Tejas Incorporated and Subsidiaries for the registration of its common stock.

/s/ Ernst & Young LLP
Austin, Texas
February 1, 2005